Filed Pursuant to Rule 424(b)(7)
Registration No. 333-201354

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 2, 2015)

Scorpio Bulkers Inc.

83,155,862 Common Shares

offered by the Selling Shareholders

The Selling Shareholders named in this prospectus supplement may sell in one or more offerings pursuant to our registration statement initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on January 2, 2015, up to 83,155,862 of our common shares that were previously acquired in private or open market transactions. The Selling Shareholders may sell any or all of these common shares on any stock exchange, market or trading facility on which our common shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information on the Selling Shareholders and the times and manners in which they may offer and sell our common shares is described under the section entitled “Selling Shareholders” in this prospectus supplement and the section entitled “Plan of Distribution” in the accompanying prospectus. While we will bear all costs, expenses and fees in connection with the registration of the common shares, we will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.

Our common shares are listed on the New York Stock Exchange under the symbol “SALT.”

Investing in our common shares involves a high degree of risk. Please read “Risk Factors” beginning on page S-9 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement.

Neither the Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 16, 2015.

Corporate Information

Scorpio Bulkers Inc. was incorporated in the Republic of the Marshall Islands on March 20, 2013. Our principal executive offices are located at 9, Boulevard Charles III, MC 98000 Monaco. Our telephone number at that address is (011) 377 9798 5716. We expect to own our vessels through separate wholly-owned subsidiaries that will be incorporated in the Republic of the Marshall Islands, the Republic of Malta or other jurisdictions generally acceptable to lenders in the shipping industry. Our website is www.scorpiobulkers.com. The information contained in or connected to our website is not part of this prospectus supplement.

S-i

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with additional information described under the heading, “Where You Can Find Additional Information” before investing in our common shares.

We prepare our financial statements, including all of the financial statements incorporated by reference in this prospectus supplement, in U.S. dollars and in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). We have a fiscal year end of December 31.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the Selling Shareholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Selling Shareholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Matters discussed in this prospectus supplement may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to important factors and matters discussed elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated into each by reference, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	the strength of world economies;

•	fluctuations in interest rates;

•	general drybulk market conditions, including fluctuations in charter hire rates and vessel values;

•	changes in demand in the drybulk shipping industry, including the market for our vessels;

•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents or political events;

•	the availability of financing and refinancing;

•	vessel breakdowns and instances of off-hire;

•	other important factors described in “Risk Factors” beginning on page S-9; and

•	other important factors described from time to time in the reports we file with the Commission and the New York Stock Exchange.

We caution readers of this prospectus supplement and the accompanying prospectus not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

These factors and the other risk factors described in this prospectus supplement are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any

S-iii

of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

S-iv

PROSPECTUS SUMMARY

This section summarizes some of the key information that is contained or incorporated by reference in this prospectus supplement. It may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus, any free writing prospectus that may be provided to you in connection with the offering of the common shares and the information incorporated by reference in this prospectus, including the sections entitled “Risk Factors” on page S-9 of this prospectus supplement and in our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on April 2, 2014. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts presented in, United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with U.S. GAAP.

Our Company

We are an international shipping company that was incorporated in the Republic of the Marshall Islands on March 20, 2013 for the purpose of acquiring and operating the latest generation of drybulk carriers with fuel-efficient specifications and carrying capacities of greater than 30,000 dwt. We believe that recent advances in shipbuilding design and technology should make this generation of vessels more fuel-efficient than older vessels in the global fleet that compete with us for charters, providing us with a competitive advantage. Our fleet transports a broad range of major and minor bulk commodities, including ores, coal, grains, and fertilizers, along worldwide shipping routes, and are, or are expected to be, employed primarily in the spot market or in spot market-oriented pools of similarly sized vessels. As of the date of this prospectus supplement, our operating fleet consists of 22 drybulk vessels, of which 18 are vessels that we charter-in, two are recently delivered Kamsarmax vessels, and two are recently delivered Ultramax vessels, with an aggregate carrying capacity of approximately 1.7 million dwt. We refer to these vessels as our Operating Fleet. We also have two time charter-in contracts that are scheduled to commence during the first half of 2015 and contracts for the construction of 69 newbuilding drybulk vessels, excluding contracts for the construction of seven newbuilding drybulk vessels (described below) that we have either sold or have classified as held for sale, at established shipyards in Japan, China, South Korea and Romania, which we have agreed to acquire for an aggregate purchase price of $2,608.1 million, including 27 Ultramax vessels, 20 Kamsarmax vessels and 22 Capesize vessels, each with a carrying capacity of between 60,000 dwt and 180,000 dwt and an aggregate carrying capacity of approximately 7.3 million dwt. We refer to these newbuilding vessels as our Newbuilding Program. We expect to take delivery of the vessels in our Newbuilding Program as follows: 43 vessels in 2015 and 26 vessels in 2016. Until we have taken delivery of a larger number of the vessels in our Newbuilding Program, we do not anticipate earning a material amount of revenues from our operations.

As of September 30, 2014, we have paid a total of $863.3 million in initial installment payments due under our shipbuilding contracts for our Newbuilding Program, including $96.4 million associated with the Kamsarmax we have agreed to sell and the six Capesize vessels for which we have reached agreements with the shipyards to convert to LR2 product carriers. We plan to finance the remaining contractual commitments of $2,175.5 million, which amount includes the remaining commitments of $279.5 million on the Kamsarmax vessel we have agreed to sell and the six Capesize vessels for which we have reached agreements with the shipyards to convert to LR2 product carriers, with cash on hand, cash flows from operations, borrowings under committed and proposed new secured credit facilities, potential sales of vessels under construction, and subject to favorable market conditions in the future, from the net proceeds of public or private debt or equity offerings that can be obtained on terms attractive to us. As of the date of this prospectus supplement, we have signed four loan agreements (our $330.0 Million Senior Secured Credit Facility, our $67.5 Million Senior Secured Credit Facility, our $39.6 Million Senior Secured Credit Facility and our $409.0 Million Senior Secured Credit Facility) of which $33.6 million was drawn to finance a portion of the contract price of two Kamsarmax vessels which have been delivered to us and which provide up to $806.5 million in available borrowings, which will be used to finance a portion of the contract price of 46 vessels in our Newbuilding Program (24 Ultramax, 17 Kamsarmax, and 5 Capesize vessels). In addition, as of the date of this prospectus supplement, we received bank commitments for up to $727.8 million in aggregate proposed future borrowings, which we expect to use to finance contractual commitments under our Newbuilding Program. For a description of our current and proposed credit facilities please see our annual report on Form 20-F for the year ended December 31, 2013 and our report on Form 6-K dated January 2, 2015, containing our Management’s Discussion and Analysis of Financial Condition and Results of Operations and the unaudited interim consolidated financial statements, and the accompanying notes thereto, for the nine-month period ended September 30, 2014 incorporated by reference herein.

The following tables summarize key information about our Newbuilding Program and our Operating Fleet as of the date of this prospectus supplement:

Newbuilding Program

Capesize Vessels

Vessel Name	Expected Delivery (1)	DWT	Shipyard

1 Hull H1309—TBN SBI Puro	Q1-15	180,000	Waigaoqiao
2 Hull H1310—TBN SBI Valrico	Q2-15	180,000	Waigaoqiao
3 Hull H1311—TBN SBI Maduro	Q3-15	180,000	Waigaoqiao
4 Hull H1364—TBN SBI Belicoso	Q4-15	180,000	Waigaoqiao
5 Hull H1365—TBN SBI Corona	Q1-16	180,000	Waigaoqiao
6 Hull H1366—TBN SBI Diadema	Q2-16	180,000	Waigaoqiao
7 Hull H1367—TBN SBI Estupendo	Q3-16	180,000	Waigaoqiao
8 Hull S1205—TBN SBI Camacho	Q1-15	180,000	Sungdong
9 Hull S1206—TBN SBI Montesino	Q2-15	180,000	Sungdong
10 Hull S1211—TBN SBI Magnum	Q2-15	180,000	Sungdong
11 Hull S1212—TBN SBI Montecristo	Q3-15	180,000	Sungdong
12 Hull S1213—TBN SBI Aroma	Q3-15	180,000	Sungdong
13 Hull S1214—TBN SBI Cohiba	Q4-15	180,000	Sungdong
14 Hull S1215—TBN SBI Habano	Q4-15	180,000	Sungdong
15 Hull S1216—TBN SBI Lonsdale	Q4-15	180,000	Sungdong
16 Hull S1217—TBN SBI Partagas	Q1-16	180,000	Sungdong
17 Hull S1219—TBN SBI Toro	Q2-16	180,000	Sungdong
18 Hull H1059—TBN SBI Churchill	Q4-15	180,000	Daewoo
19 Hull H1060—TBN SBI Perfecto	Q4-15	180,000	Daewoo
20 Hull H1061—TBN SBI Presidente	Q1-16	180,000	Daewoo
21 Hull HN1058—TBN SBI Behike	Q4-15	180,000	Daehan
22 Hull HN1059—TBN SBI Monterrey	Q4-15	180,000	Daehan

Aggregate Capesize Newbuilding DWT		3,960,000

Kamsarmax Vessels

Vessel Name	Expected Delivery (1)	DWT	Shipyard

1 Hull S1680—TBN SBI Samba	Q1-15	84,000	Imabari
2 Hull S1681—TBN SBI Rumba	Q3-15	84,000	Imabari
3 Hull 1090—TBN SBI Electra	Q3-15	82,000	Yangzijiang
4 Hull 1091—TBN SBI Flamenco	Q3-15	82,000	Yangzijiang
5 Hull 1092—TBN SBI Rock	Q4-15	82,000	Yangzijiang
6 Hull 1093—TBN SBI Twist	Q1-16	82,000	Yangzijiang
7 Hull SS179—TBN SBI Merengue	Q1-16	81,600	Tsuneishi
8 Hull S1228—TBN SBI Capoeira	Q2-15	82,000	Hudong
9 Hull S1722A—TBN SBI Conga	Q2-15	82,000	Hudong
10 Hull S1723A—TBN SBI Bolero	Q3-15	82,000	Hudong
11 Hull S1229—TBN SBI Carioca	Q2-15	82,000	Hudong
12 Hull S1724A—TBN SBI Sousta	Q3-15	82,000	Hudong
13 Hull S1725A—TBN SBI Reggae	Q4-15	82,000	Hudong
14 Hull S1726A—TBN SBI Zumba	Q1-16	82,000	Hudong
15 Hull S1231—TBN SBI Macarena	Q1-16	82,000	Hudong

Vessel Name	Expected Delivery (1)	DWT	Shipyard

16 Hull S1735A—TBN SBI Parapara	Q1-16	82,000	Hudong
17 Hull S1736A—TBN SBI Mazurka	Q2-16	82,000	Hudong
18 Hull S1230—TBN SBI Lambada	Q3-15	82,000	Hudong
19 Hull S1232—TBN SBI Swing	Q2-16	82,000	Hudong
20 Hull S1233—TBN SBI Jive	Q3-16	82,000	Hudong

Aggregate Kamsarmax Newbuilding DWT		1,643,600

Ultramax Vessels

Vessel Name	Expected Delivery (1)	DWT	Shipyard

1 Hull 1906—TBN SBI Zeus	Q1-16	60,200	Mitsui
2 Hull 1907—TBN SBI Hera	Q2-16	60,200	Mitsui
3 Hull 1911—TBN SBI Poseidon	Q3-16	60,200	Mitsui
4 Hull 1912—TBN SBI Apollo	Q3-16	60,200	Mitsui
5 Hull S870—TBN SBI Echo	Q2-15	61,000	Imabari
6 Hull S871—TBN SBI Tango	Q3-15	61,000	Imabari
7 Hull S-A098—TBN SBI Achilles	Q4-15	61,000	Imabari
8 Hull S-A089—TBN SBI Cronos	Q4-15	61,000	Imabari
9 Hull S-A090—TBN SBI Hermes	Q1-16	61,000	Imabari
10 Hull NE181—TBN SBI Antares	Q1-15	61,000	Nacks
11 Hull NE182—TBN SBI Maia	Q3-15	61,000	Nacks
12 Hull NE183—TBN SBI Hydra	Q3-15	61,000	Nacks
13 Hull NE194—TBN SBI Hyperion	Q2-16	61,000	Nacks
14 Hull NE195—TBN SBI Tethys	Q2-16	61,000	Nacks
15 Hull DE018—TBN SBI Leo	Q1-15	61,000	Dacks
16 Hull DE019—TBN SBI Lyra	Q2-15	61,000	Dacks
17 Hull DE020—TBN SBI Subaru	Q2-15	61,000	Dacks
18 Hull DE021—TBN SBI Ursa	Q3-15	61,000	Dacks
19 Hull CX0651—TBN SBI Pegasus	Q3-15	64,000	Chengxi
20 Hull CX0652—TBN SBI Orion	Q4-15	64,000	Chengxi
21 Hull CX0612—TBN SBI Thalia	Q4-15	64,000	Chengxi
22 Hull CX0653—TBN SBI Hercules	Q4-15	64,000	Chengxi
23 Hull CX0627—TBN SBI Perseus	Q1-16	64,000	Chengxi
24 Hull CX0654—TBN SBI Kratos	Q1-16	64,000	Chengxi
25 Hull CX0655—TBN SBI Samson	Q2-16	64,000	Chengxi
26 Hull CX0613—TBN SBI Phoebe	Q3-16	64,000	Chengxi
27 Hull CX0656—TBN SBI Phoenix	Q3-16	64,000	Chengxi

Aggregate Ultramax Newbuilding DWT		1,670,800

Aggregate Newbuilding DWT		7,274,400

*	As used in this prospectus supplement, “Dacks” refers to Dalian COSCO KHI Ship Engineering Co. Ltd., “Daehan” refers to Daehan Shipbuilding Co., Ltd., “Daewoo” refers to Daewoo Mangalia Heavy Industries S.A.,“Chengxi” refers to Chengxi Shipyard Co., Ltd., “Hudong” refers to Hudong-Zhonghua Shipbuilding (Group) Co., Inc., “Imabari” refers to Imabari Shipbuilding Co. Ltd., “Mitsui” refers to Mitsui Engineering & Shipbuilding Co. Ltd., “Nacks” refers to Nantong COSCO KHI Ship Engineering Co., Ltd., “Sungdong” refers to Sungdong Shipbuilding & Marine Engineering Co., Ltd., “Tsuneishi” refers to Tsuneishi Group (Zhoushan) Shipbuilding Inc., “Waigaoqiao” refers to Shanghai Waigaoqiao Shipbuilding Co., Ltd., and “Yangzijiang” refers to Jiangsu Yangzijiang Shipbuilding Co. Ltd.
(1)	“Expected Delivery” refers to the quarter and year during which each vessel is currently expected to be delivered from the shipyard.

Operating Fleet

Owned Vessels

Vessel Name	Year Built	DWT	Vessel Type

1 SBI Cakewalk	2014	82,000	Kamsarmax
2 SBI Charleston	2014	82,000	Kamsarmax
3 SBI Bravo	2015	61,000	Ultramax
4 SBI Athena	2015	64,000	Ultramax

Aggregate Owned DWT		289,000

Capesize Modified and Held for Sale

Vessel Name	Expected Delivery (1)	DWT	Shipyard

1 Hull S1218 - TBN SBI Parejo	Q1-16	180,000	Sungdong
2 Hull S1220 - TBN SBI Tuscamina	Q2-16	180,000	Sungdong
3 Hull H1062 - TBN SBI Panatela	Q1-16	180,000	Daewoo
4 Hull H1063 - TBN SBI Robusto	Q2-16	180,000	Daewoo
5 Hull HN1060 - TBN SBI Macanudo	Q4-15	180,000	Daehan
6 Hull HN1061 - TBN SBI Cuaba	Q1-16	180,000	Daehan

Aggregate Capesize Modified and Held for Sale DWT		1,080,000

Kamsarmax Held for Sale

Vessel Name	Expected Delivery (1)	DWT	Shipyard

1 Hull SS164 - TBN SBI Salsa	Q3-15	81,600	Zhoushan

Aggregate Kamsarmax Held for Sale DWT		81,600

Aggregate Held for Sale DWT		1,161,600

(1)	“Expected Delivery” refers to the quarter and year during which each vessel is currently expected to be delivered from the shipyard.

Time Chartered-in Vessels

Vessel Type	Year Built	DWT	Where Built	Daily Base Rate		Earliest Expiry

1 Post-Panamax	2012	98,700	China	$13,000		15-Sep-16(1)
2 Post-Panamax	2009	93,000	China	See Note	(2)	9-May-15(2)
3 Post-Panamax	2011	93,000	China	$9,500		11-Aug-15(3)
4 Kamsarmax	2014	82,500	South Korea	$12,000		23-Jul-15(4)
5 Kamsarmax	2009	82,500	Japan	$14,500		8-Feb-15(5)
6 Kamsarmax	2012	82,000	South Korea	$15,500		23-Jul-17(6)
7 Kamsarmax	2011	81,900	South Korea	$12,750		3-Apr-15(7)
8 Kamsarmax	2011	81,500	South Korea	$15,000		15-Jan-16(8)
9 Kamsarmax	2012	81,000	South Korea	$15,000		10-Feb-15(9)
10 Kamsarmax	2012	79,500	China	$14,000		23-Jan-15(10)
11 Panamax	2004	77,500	China	$14,000		3-Jan-17(11)
12 Panamax	2014	76,000	China	See Note	(12)	19-Jun-15(12)
13 Panamax	2007	75,500	South Korea	$13,750		14-Feb-15(13)
14 Ultramax	2010	61,000	Japan	$14,200		1-Apr-17(14)
15 Supramax	2010	58,000	China	$14,250		12-Dec-16(15)
16 Supramax	2008	58,000	China	$12,250		13-Jun-16(16)
17 Supramax	2015	55,000	Japan	$14,000		30-Jun-18(17)
18 Handymax	2002	48,500	Japan	$12,000		31-Jan-17(18)

Total Time Chartered-in DWT		1,365,100

(1)	This vessel has been time chartered-in for 21 to 25 months at the Company’s option at $13,000 per day. The Company has the option to extend this time charter for one year at $14,000 per day. This vessel is expected to be delivered during the first quarter of 2015.
(2)	This vessel has been time chartered-in for 10 to 14 months at the Company’s option at a rate of 90% of the Baltic Panamax 4TC Index. The Company has the option to extend this time charter for an additional 10 to 14 months at the same rate of hire. The vessel was delivered on July 9, 2014.
(3)	This vessel has been time chartered-in for 11 to 13 months at the Company’s option at $9,500 per day. The Company has the option to extend this time charter for one year at $11,500 per day. The vessel was delivered on September 11, 2014.
(4)	This vessel has been time chartered-in for 11 to 14 months at the Company’s option at $12,000 per day. The Company has the option to extend this time charter for one year. The vessel was delivered on August 22, 2014.
(5)	This vessel has been time chartered-in for 11 to 13 months at the Company’s option at $14,500 per day. The Company has the option to extend this time charter for one year at $15,500 per day. The vessel was delivered on March 8, 2014.
(6)	This vessel has been time chartered-in for 39 to 44 months at the Company’s option at $15,500 per day. The Company has the option to extend this time charter for one year at $16,300 per day. The vessel was delivered on April 23, 2014.
(7)	This vessel has been time chartered-in for 11 to 13 months at the Company’s option at $12,750 per day. The Company has the option to extend this time charter for one year at $13,750 per day. The vessel was delivered on May 3, 2014.
(8)	This vessel has been time chartered-in for 23 to 28 months at the Company’s option at $15,000 per day. The Company has the option to extend the charter for an additional 11 to 13 months at $16,000 per day. This vessel was delivered on February 15, 2014.
(9)	This vessel has been time chartered-in for 12 to 14 months at Company’s option at $15,000 per day. The vessel was delivered on February 10, 2014.

(10)	This vessel has been time chartered-in for 11 to 14 month at the Company’s option at $14,000 per day. The Company has the option to extend the charter for an additional 11 to 14 months at $14,750 per day. This vessel was delivered on February 23, 2014.
(11)	This vessel has been time chartered-in for 32 to 38 months at the Company’s option at $14,000 per day. The vessel was delivered on May 3, 2014.
(12)	This vessel has been time chartered-in for 10 to 13 months at Company’s option at $5,000 per day for the first 40 days and $10,000 per day thereafter. The Company has the option to extend the charter for an additional year. The vessel was delivered on August 10, 2014.
(13)	This vessel has been time chartered-in for 11 to 13 months at the Company’s option at $13,750 per day. The Company has the option to extend the charter for an additional year at $14,750 per day. The vessel was delivered on March 14, 2014.
(14)	This vessel has been time chartered-in for three years at $14,200 per day. The Company has options to extend the charter for up to three consecutive one year periods at $15,200 per day, $16,200 per day and $17,200 per day, respectively. This vessel was delivered on April 13, 2014.
(15)	This vessel has been time chartered-in for 20 to 24 month at the Company’s option at $14,250 per day. The Company has the option to extend the charter for an additional 10 to 12 months at $14,850 per day. This vessel was delivered on April 12, 2014.
(16)	This vessel has been time chartered-in for 21 to 25 months at the Company’s option at $12,250 per day. The Company has the option to extend this time charter for one year at $13,000 per day. The vessel was delivered on September 13, 2014.
(17)	This vessel has been time chartered-in for three years at $14,000 per day. The Company has options to extend the charter for up to two consecutive one year periods at $15,000 per day and $16,000 per day, respectively. This vessel is expected to be delivered during the first half of 2015.
(18)	This vessel has been time chartered-in for 34 to 37 months at the Company’s option at $12,000 per day. The Company has options to extend the charter for up to three consecutive one year periods at $12,750 per day, $13,600 per day and $14,800 per day, respectively. This vessel was delivered on March 31, 2014.

Recent and Other Developments

On November 20, 2014, we issued and sold an aggregate of 40,000,000 common shares to certain institutional investors, certain of our executive officers and Scorpio Services Holding Limited, or SSH, a related party, in a private offering, which we refer to as the “November 2014 Private Placement.”

On December 17, 2014, we announced that we (i) reached agreements with shipyards in South Korea and Romania to modify six newbuilding contracts for Capesize bulk carriers into newbuilding contracts for LR2 product tankers, (ii) reached an agreement to sell four of these LR2 newbuilding contracts to Scorpio Tankers Inc., or Scorpio Tankers, a related party, and (iii) granted options to Scorpio Tankers to purchase the two remaining LR2 newbuilding contracts. The sale price for each of the four LR2 newbuilding contracts is $51.0 million. The two option contracts, which expire on May 31, 2015, may be exercised by Scorpio Tankers Inc. for a fixed purchase price of $52.5 million for each contract. We expect to record an aggregate loss on disposal of approximately $41 million in the fourth quarter of 2014 on the four modified newbuilding contracts. We also expect to record an aggregate loss of approximately $14 million in the fourth quarter of 2014 on the potential disposal of the two option modified newbuilding contracts, which will be reclassified on the balance sheet as assets held for sale. The independent members of our Board of Directors unanimously approved the transaction with Scorpio Tankers described above. At the purchase prices indicated above, a sale of all six modified newbuilding contracts will result in an estimated reduction of future cash obligations of approximately $120 million.

On December 19, 2014, we announced that we entered into an agreement to sell a Kamsarmax newbuilding dry bulk vessel for approximately $30.7 million. The vessel is currently being constructed at Tsuneishi Group (Zhoushan) Shipbuilding Inc., and has an expected delivery date in the third quarter of 2015. We expect to incur a loss on this disposal of approximately $3.0 million in the fourth quarter of 2014 on the sale of this newbuilding.

THE OFFERING

Maximum Number of Common Shares Offered by the Selling Shareholders	83,155,862 common shares

Common Shares Presently Outstanding	180,356,578 common shares

New York Stock Exchange Symbol	“SALT”

Use of Proceeds	All common shares sold pursuant to this prospectus supplement will be sold by the Selling Shareholders for their own accounts. We will not receive any of the proceeds from such sales.

Risk Factors	Investing in our common shares involves risks. You should carefully consider the risks discussed under the caption “Risk Factors” on page S-9 of this prospectus supplement and in our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on April 2, 2014, and under the caption “Risk Factors” or any similar caption in the documents that we subsequently file with the Commission that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that you may be provided in connection with the offering of common shares pursuant to this prospectus supplement and the accompanying prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider the risk factors and all of the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference, including those in “Item 3—Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on April 2, 2014, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus supplement and that are incorporated by reference herein. Please see the section of this prospectus supplement entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

USE OF PROCEEDS

All common shares sold pursuant to this prospectus supplement will be sold by the Selling Shareholders for their own accounts. We will not receive any of the proceeds from such sales.

CAPITALIZATION

The following table sets forth our capitalization:

•	on an actual basis as of September 30, 2014;

•	on an as adjusted basis to give effect to the following transactions which occurred through December 31, 2014: (a) installment payments under our Newbuilding Program of $81.6 million during the period from October 1, 2014 to December 31, 2014; (b) $8.625 million of additional Senior Notes due 2019, issued on October 16, 2014 pursuant to the underwriters’ exercise of their option to purchase additional Senior Notes due 2019; and (c) the drawdown on November 28, 2014 of $33.55 million under one of our credit facilities; and

•	on an as further adjusted basis to give effect to $145.95 million of net proceeds we received from the issuance and sale of an aggregate of 40,000,000 common shares in the November 2014 Private Placement.

There have been no other significant adjustments to our capitalization since September 30, 2014, as so adjusted. The following should be read in conjunction with the consolidated financial statements and the related notes thereto incorporated by reference in the accompanying prospectus.

	As of September 30, 2014
In thousands of U.S. dollars	Actual	As Adjusted	As Further Adjusted
Cash and Cash Equivalents	$218,585	$178,878	$324,828

Total Cash and Cash Equivalents	218,585	178,878	324,828

Current debt:
Bank loans	—	—	—
Non-current debt:
Bank loans	—	33,550	33,550
Senior Notes	65,000	73,625	73,625

Total debt	$65,000	$107,175	$107,175

Shareholders’ equity:
Common Stock	$1,403	$1,403	$1,803
Paid-in capital	1,169,540	1,169,540	1,315,090
Accumulated deficit	(50,874)	(50,874)	(50,874)

Total shareholders’ equity	$1,120,069	$1,120,069	$1,266,019

Total capitalization	$1,185,069	$1,227,244	$1,373,194

SELLING SHAREHOLDERS

Based solely upon information furnished to us by the Selling Shareholders, the following table sets forth information with respect to the beneficial ownership of our common shares held as of the date of this prospectus supplement by the Selling Shareholders. The common shares registered hereby were previously acquired by the Selling Shareholders in the November 2014 Private Placement, other private transactions, or in open market transactions. The Selling Shareholders are offering an aggregate of up to 83,155,862 of our common shares. The Selling Shareholders may sell some, all or none of their common shares covered by this prospectus supplement.

Selling Shareholder	Common Shares Owned Prior to the Offering	Percentage of Class Prior to the Offering(1)	Total Common Shares Offered Hereby	Percentage of Class Following the Offering(2)
Avenue Investments, L.P. (3)	2,163,985	1.20%	2,163,985	—
Avenue COPPERS Opportunities Fund, L.P. (3)	87,605	0.05%	87,605	—
Avenue International Master, L.P. (3)	5,290,607	2.93%	5,290,607	—
Avenue Special Situations Fund VI (Master), L.P. (3)	6,168,615	3.42%	6,168,615	—
Lyxor/Avenue Opportunities Fund Limited (3)	144,962	0.08%	144,962	—
Managed Accounts Master Fund Services - MAP 10 (3)	305,266	0.17%	305,266	—
Avenue Europe Opportunities Master Fund, L.P. (3)	418,129	0.23%	418,129	—
Avenue Europe Special Situations Fund II (Euro), L.P. (3)	779,103	0.43%	779,103	—
Avenue Europe Special Situations Fund II (U.S.), L.P. (3)	1,175,655	0.65%	1,175,655	—
Kensico Capital Management Corp. (4)	8,460,000	4.69%	8,460,000	—
Galahad Securities Limited (5)	20,878,167	11.58%	20,878,167	—
Ithan Creek Master Investors (Cayman) L.P. (6)	3,038,648	1.68%	2,670,000	0.20%
Pine River Master Fund Ltd. (7)	1,428,215	0.79%	1,428,215	—
Pine River Ultra Master Fund Ltd. (7)	761,714	0.42%	761,714	—
LMA SPC for and on behalf of MAP 89 Segregated Portfolio (7)	309,446	0.17%	309,446	—
Pine River Credit Relative Value Master Fund Ltd. (7)	166,625	0.09%	166,625	—
Oceanic Opportunities Master Fund L.P. (8)	1,452,780	0.81%	1,452,780	—
Oceanic Hedge Fund (8)	919,296	0.51%	919,296	—
Oceanic CL Fund LP (8)	147,924	0.08%	147,924	—
Quintessence Fund L.P. (9)	154,313	0.09%	154,313	—
QVT Fund IV LP (9)	216,424	0.12%	216,424	—
QVT Fund V LP (9)	1,229,263	0.68%	1,229,263	—
Aristeia Horizons L.P. (10)	7,851,308	4.35%	1,066,000	3.76%
Monarch Alternative Capital LP and certain of its advisory clients (11)	25,270,600	14.01%	20,664,991	2.55%
Hugh Baker (12)	606,529	0.34%	80,000	0.29%
Bruce Crane Trust u/a 12/21/76 f/b/o Cameron K. Mackey (13)	66,000	0.04%	66,000	—
Scorpio Services Holding Ltd. (14)	5,950,777	3.30%	5,950,777	—

(1)	Based on 180,356,578 shares outstanding as of the date of this prospectus supplement.
(2)	Assumes that the Selling Shareholders sell all of the common shares offered hereby.
(3)	The securities reported in this table are held by: (i) Avenue Investments, L.P., a Delaware limited partnership, Avenue COPPERS Opportunities Fund, L.P., a Delaware limited partnership, Avenue International Master, L.P., a Cayman Islands exempted limited partnership, Avenue Special Situations Fund VI (Master), L.P., a Delaware limited partnership, Lyxor/Avenue Opportunities Fund Limited, a company incorporated in Jersey and Managed Accounts Master Fund Services - MAP 10, a trust organized under the laws of the Republic of Ireland (clause (i), collectively, the “Avenue U.S. Funds”); and (ii) Avenue Europe Opportunities Master Fund, L.P., a Cayman Islands exempted limited partnership, Avenue Europe Special Situations Fund II (Euro), L.P., a Cayman Islands exempted limited partnership and Avenue Europe Special Situations Fund II (U.S.), L.P., a Cayman Islands exempted limited partnership (clause (ii), collectively, the “Avenue Europe Funds”). Avenue Partners, LLC, a New York limited liability company, is the General Partner of Avenue Investments, L.P. and a shareholder of Avenue International Master GenPar, Ltd., a Cayman Islands exempted company. Avenue COPPERS Opportunities Fund GenPar LLC, a Delaware limited liability company, is the General Partner of Avenue COPPERS Opportunities Fund, L.P. Avenue Capital Partners VI, LLC, a Delaware limited liability company, is the General Partner of Avenue Special Situations Fund VI (Master), L.P. GL Partners VI, LLC, a Delaware limited liability company, is the Managing Member of Avenue Capital Partners VI, LLC. Avenue International Master GenPar, Ltd., a Cayman Islands exempted company, is the General Partner of Avenue International Master, L.P. Avenue Capital Management II, L.P., a Delaware limited partnership, is an investment adviser to, and holds 14,161,040 common shares for the benefit of, each of the Avenue U.S. Funds. Avenue Europe Opportunities Fund GenPar, LLC, a Delaware limited liability company, is the General Partner of Avenue Europe Opportunities Master Fund, L.P. Avenue Europe Capital Partners II, LLC, a Delaware limited liability company, is the General Partner of each of Avenue Europe Special Situations Fund II (Euro), L.P. and Avenue Europe Special Situations Fund II (U.S.), L.P. GL Europe Partners II, LLC, a Delaware limited liability company, is the Managing Member of Avenue Europe Capital Partners II, LLC. Avenue Europe International Management, L.P., a Delaware limited partnership, is an investment adviser to, and holds 2,372,887 common shares for the benefit of each, of the Avenue Europe Funds. Avenue Capital Management II GenPar, LLC, a Delaware limited liability company, is the General Partner of Avenue Capital Management II, L.P. Avenue Europe International Management GenPar, LLC, a Delaware limited liability company, is the General Partner of Avenue Europe International Management, L.P. Marc Lasry is the Managing Member of GL Partners VI, LLC, Avenue Partners, LLC, Avenue Capital Management II GenPar, LLC, Avenue Europe Opportunities Fund GenPar, LLC, Avenue COPPERS Opportunities Fund GenPar, LLC, GL Europe Partners II, LLC and Avenue Europe International Management GenPar, LLC. Avenue Capital Management II, L.P. and Avenue Capital Management II GenPar, LLC may be deemed to the be the beneficial owners of the common shares held by the Avenue U.S. Funds. Avenue Europe International Management, L.P. and Avenue Europe International Management GenPar, LLC may be deemed to be the beneficial owners of the common shares held by the Avenue Europe Funds. Marc Lasry may be deemed to be the beneficial owner of the common shares held by the Avenue U.S. Funds and the Avenue Europe Funds. The business address of all of the Avenue Funds is c/o Avenue Capital Management II, L.P., 399 Park Avenue, 6th Floor, New York, New York 10022.

(4)	Kensico Capital Management Corp., a Delaware corporation, is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and serves as the investment adviser to each of Kensico Offshore Fund II Master, Ltd., Kensico Offshore Fund Master, Ltd., Kensico Partners, L.P. and Kensico Associates, L.P., which own and are offering hereby 1,317,600, 2,295,300, 1,830,700 and 3,016,400 shares, respectively. In such capacity, Kensico Capital Management Corp. has voting and dispositive power over the listed shares. Messrs. Michael Lowenstein and Thomas J. Coleman are the Co-Presidents of Kensico Capital Management Corp. The business address of the Selling Shareholder is c/o Kensico Capital Management Corp., 55 Railroad Avenue, 2nd Floor, Greenwich, Connecticut 06830.
(5)	The controlling beneficial ownership of Galahad Securities Limited is held indirectly by the trustees of a trust established under the laws of the Cayman Islands as of July 1, 1996. The trustee of the Trust is Senate Limited. Senate Limited is, in its capacity as trustee of the Trust, the controlling beneficial owner of Galahad Securities Limited. The Trust is wholly discretionary in its terms, so no one individual has any necessary entitlement to any of its assets. Voting power is shared with the other Legatum Entities (defined below) solely by virtue of the fact that Galahad Securities Limited, the holder of these shares, is a direct wholly owned subsidiary of Legatum Capital Limited, and an indirect subsidiary of each Legatum Entity. “Legatum Entities” means Galahad Securities Limited, Legatum Capital Limited, Legatum Global Holdings Limited, Legatum Partnership LLP and Senate Limited (acting on behalf of that certain trust formed under the laws of the Cayman Islands as of July 1, 1996). The business address of Galahad Securities Limited is Level 3, Legatum Plaza, Dubai International Financial Centre, P.O. Box 506625, Dubai, UAE.
(6)	Wellington Management Company LLP is the investment adviser to this entity. Wellington Management Company LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and is an indirect subsidiary of Wellington Management Group LLP. Wellington Management Company LLP and Wellington Management Group LLP may each be deemed to share beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the shares indicated in the table, all of which are held of record by the entity named in the table or a nominee on its behalf. The business address of the entity named in the table is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210. The business address of Wellington Management Company LLP and Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210.
(7)	Pine River Capital Management L.P., a Delaware limited partnership, is the investment adviser to the Selling Shareholder. In such capacity, Pine River Capital Management L.P. has voting and dispositive power over the listed shares. Brian Taylor is the Chief Executive Officer of Pine River Capital Management L.P. The business address of the Selling Shareholder is c/o Pine River Capital Management L.P., 601 Carlson Parkway, Suite 330, Minnetonka, Minnesota 55305.
(8)	Oceanic Investment Management Limited, a Cayman Islands corporation, is the investment adviser to the Selling Shareholder. In such capacity, Oceanic Investment Management Limited has voting and dispositive power over the listed shares. Mr. Cato Brahde is the managing director of Oceanic Investment Management Limited. The business address of the Selling Shareholder is c/o Oceanic Investment Management Limited, 3rd Floor, St. George’s Court, Upper Church Street, Douglas, Isle of Man, FMI IEE, United Kingdom.
(9)	QVT Financial LP, a Delaware limited partnership, is the investment manager of the Selling Shareholder. In such capacity, QVT Financial LP has shared voting and dispositive power over the listed shares. Management of the Selling Shareholder is vested in its general partner, QVT Associates GP LLC, a Delaware limited liability company, which may be deemed to beneficially own the listed shares held by the Selling Shareholder. The general partner of QVT Financial LP is QVT Financial GP LLC, a Delaware limited liability company, which is managed by Daniel Gold, Nicholas Brumm, Arthur Chu and Tracy Fu. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Nicholas Brumm, Arthur Chu and Tracy Fu disclaims beneficial ownership in the shares held by the Selling Shareholder. The business address of the Selling Shareholder is c/o QVT Financial LP, 1177 Avenue of the Americas, 9th Floor, New York, New York 10036.
(10)	Aristeia Capital, L.L.C. and Aristeia Advisors, L.P. (collectively, “Aristeia”) may be deemed to be the beneficial owners of the listed shares in their capacity as the investment manager and/or general partner, as the case may be, of the Selling Shareholder. As investment manager and/or general partner of the Selling Shareholder, Aristeia has voting and investment control with respect to the shares held by the Selling Shareholder. Aristeia is owned by Kevin C. Toner, Robert H. Lynch, Jr., Anthony M. Frascella and William R. Techar. Each of Aristeia and such individuals disclaims beneficial ownership of the listed shares except to the extent of its or his direct or indirect economic interest in the Selling Shareholder. The business address of the Selling Shareholder is c/o Aristeia Capital LLC, 136 Madison Avenue, 3rd Floor, New York, New York 10016.

(11)	Consists of (i) 10,105,288 shares held by Monarch Debt Recovery Master Fund Ltd as of December 30, 2014, of which 8,420,360 shares are being offered hereby, (ii) 5,290,709 shares held by Monarch Opportunities Master Fund Ltd as of December 30, 2014, of which 4,831,541 shares are being offered hereby, (iii) 212,590 shares held by Monarch Capital Master Partners II LP as of December 30, 2014, of which all 212,590 shares are being offered hereby, (iv) 972,411 shares held by Monarch Alternative Solutions Master Fund Ltd as of December 30, 2014, of which 849,067 shares are being offered hereby, (v) 3,281,718 shares held by Monarch Capital Master Partners III LP as of December 30, 2014, of which 1,376,975 shares are being offered hereby, (vi) 1,957,145 shares held by MCP Holdings Master LP—Series II-A as of December 30, 2014, of which all 1,957,145 shares are being offered hereby, (vii) 2,275,308 shares held by MCP Holdings Master LP—Series III-A as of December 30, 2014, of which 1,993,831 shares are being offered hereby, and (viii) 1,175,431 shares held by P Monarch Recovery Ltd as of December 30, 2014, of which 1,023,482 shares are being offered hereby. Monarch Alternative Capital LP, a Delaware limited partnership, serves as advisor to these entities with respect to our shares directly owned by such entities. In such capacity, Monarch Alternative Capital LP has voting and dispositive power over the listed shares. The general partner of Monarch Alternative Capital LP is MDRA GP LP. The general partner of MDRA GP LP is Monarch GP LLC, and the sole members of Monarch GP LLC are Messrs. Michael Weinstock, Andrew Herenstein and Christopher Santana. The business address of the Selling Shareholder is c/o Monarch Alternative Capital LP, 535 Madison Avenue, New York, New York 10022.
(12)	Mr. Hugh Baker is our Chief Financial Officer. As of the date hereof, Mr. Baker beneficially owns 606,529 common shares (0.34%) of us in his individual capacity. For information relating to Mr. Baker, please refer to the section of our Annual report on Form 20-F for the year ended December 31, 2013, filed with the Commission on April 2, 2014, entitled “Item 6. Directors, Senior Management and Employees—A. Directors and Senior management.”
(13)	The Bruce Crane Trust is held for the benefit of Cameron K. Mackey, our Chief Operating Officer.
(14)	Scorpio Services Holding Ltd. (“SSH”) is a part of the Scorpio Group. SSH provides us with administrative services and services related to the acquisition of vessels. As of the date hereof, SSH owns 5,950,777 shares (3.30%) of us.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee	$18,402	*
Legal fees and expenses	$125,000
Accounting fees and expenses	$15,000
Printing and engraving	$25,000
Miscellaneous	$16,598
Total	$200,000

*	Previously paid

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the period from March 20, 2013 (date of inception) to December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus supplement with the Commission. This prospectus supplement and the accompanying prospectus are parts of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.scorpiobulkers.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We hereby incorporate by reference our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on April 2, 2014, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain current reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the Selling Shareholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Selling Shareholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference into this prospectus by writing or telephoning us at the following address:

Scorpio Bulkers Inc.

9, Boulevard Charles III

MC 98000 Monaco

(011) 377 9798 5716

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PROSPECTUS

$500,000,000

Common shares, preferred shares, debt securities,

warrants, rights, purchase contracts, and units

and

up to 83,348,978 of our common shares

offered by the selling shareholders

SCORPIO BULKERS INC.

Through this prospectus, we may periodically offer:

(1)	our common shares,

(2)	our preferred shares,

(3)	our debt securities,

(4)	our warrants,

(5)	our rights,

(6)	our purchase contracts, and

(7)	our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

The aggregate offering price of all securities issued and sold by us under this prospectus may not exceed $500,000,000. The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

In addition, the selling shareholders, who will be named in a prospectus supplement, may sell in one or more offerings pursuant to this registration statement up to an aggregate of 83,348,978 of our common shares. The selling shareholders may sell any or all of these common shares on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information on these selling shareholders will be described in a prospectus supplement and the times and manner in which they may offer and sell our common shares will be described in a prospectus supplement under the sections entitled “Selling Shareholders” and “Plan of Distribution” set forth therein. We will not receive any of the proceeds from the sale of our common shares by the selling shareholders.

Our common shares are listed on the New York Stock Exchange under the symbol “SALT” and our 7.50% senior notes due 2019 are listed on the New York Stock Exchange under the symbol “SLTB.”

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 6 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 2, 2015.

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts presented in, United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, preferred shares, debt securities, warrants, purchase contracts and units described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. In addition, the selling shareholders may sell in one or more offerings pursuant to this registration statement up to 83,348,978 of our common shares. This prospectus provides you with a general description of the securities we or the selling shareholders may offer. We will provide updated information if required whenever we or the selling shareholders offer our securities pursuant to this prospectus. This may include a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all the information in the registration statement. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the

(i)

information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

(ii)

PROSPECTUS SUMMARY

This summary highlights information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, including the section of this prospectus entitled “Risk Factors” and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus before making an investment in our securities.

Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “we,” “us,” and “our” refer to Scorpio Bulkers Inc. and all of its subsidiaries. “Scorpio Bulkers Inc.” refers only to Scorpio Bulkers Inc. and not its subsidiaries.

We use the term deadweight, or dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of our vessels. Unless otherwise indicated, all references to “U.S. dollars,” “dollars,” “U.S.$” and “$” in this prospectus are to the lawful currency of the United States of America and references to “Norwegian Kroner” and “NOK” are to the lawful currency of Norway.

Our Company

We are an international shipping company that was incorporated in the Republic of the Marshall Islands on March 20, 2013 for the purpose of acquiring and operating the latest generation of newbuilding drybulk carriers with fuel-efficient specifications and carrying capacities of greater than 30,000 dwt. We believe that recent advances in shipbuilding design and technology should make this generation of vessels more fuel-efficient than older vessels in the global fleet that compete with us for charters, providing us with a competitive advantage. Our fleet transports a broad range of major and minor bulk commodities, including ores, coal, grains, and fertilizers, along worldwide shipping routes, and are, or are expected to be, employed primarily in the spot market or in spot market-oriented pools of similarly sized vessels. As of the date of this prospectus, our operating fleet consists of 22 drybulk vessels, of which 20 are vessels that we charter-in and two are recently delivered Kamsarmax vessels, with an aggregate carrying capacity of approximately 1.7 million dwt. We refer to these vessels as our Operating Fleet. We also have two time charter-in contracts that are scheduled to commence during the first half of 2015 and contracts for the construction of 71 newbuilding drybulk vessels, excluding contracts for the construction of seven newbuilding drybulk vessels (described below) that we have either sold or have classified as held for sale, at established shipyards in Japan, China, South Korea and Romania, which we have agreed to acquire for an aggregate purchase price of $2,662.9 million, including 29 Ultramax vessels, 20 Kamsarmax vessels and 22 Capesize vessels, each with a carrying capacity of between 60,000 dwt and 180,000 dwt and an aggregate carrying capacity of approximately 7.4 million dwt. We refer to these newbuilding vessels as our Newbuilding Program. We expect to take delivery of the vessels in our Newbuilding Program as follows: 45 vessels in 2015 and 26 vessels in 2016. Until we have taken delivery of a larger number of the vessels in our Newbuilding Program, we do not anticipate earning a material amount of revenues from our operations.

In December 2013, we completed our underwritten initial public offering of 31,300,000 common shares at $9.75 per share, and in January 2014, the underwriters in the initial public offering exercised their option to purchase an additional 4,695,000 common shares. In February 2014, we completed our offer to exchange unregistered common shares that were previously issued in Norwegian equity private placements (other than the common shares owned by affiliates of us) for common shares that were registered under the Securities Act of 1933, as amended, which we refer to as the Exchange Offer. Upon completion of the Exchange Offer, holders of 95,766,779 unregistered common shares validly tendered their shares in exchange for such registered common shares, representing a participation rate of 99.7%. On July 31, 2014, we delisted from the Norwegian OTC. In addition, on November 20, 2014, we issued and sold an aggregate of 40,000,000 common shares to certain institutional investors, certain of our executive officers and SSH in a private offering, which we refer to as the November 2014 Private Placement.

On December 17, 2014, we announced that it has (i) reached agreements with shipyards in South Korea and Romania to modify six newbuilding contracts for Capesize bulk carriers into newbuilding contracts for LR2 product tankers, (ii) reached an agreement to sell four of these LR2 newbuilding contracts to Scorpio Tankers Inc. (“Scorpio

Tankers”), a related party, and (iii) granted options to Scorpio Tankers Inc. to purchase the two remaining LR2 newbuilding contracts. The sale price for each of the four LR2 newbuilding contracts is $51.0 million. The two option contracts, which expire on May 31, 2015, may be exercised by Scorpio Tankers Inc. for a fixed purchase price of $52.5 million for each contract. We expect to record an aggregate loss on disposal of approximately $41 million on the four modified newbuilding contracts. We also expect to record an aggregate loss of approximately $14 million on the potential disposal of the two option modified newbuilding contracts, which will be reclassified on the balance sheet as assets held for sale. The independent members of our Board of Directors unanimously approved the transaction with Scorpio Tankers Inc. described in the preceding paragraphs. At the purchase prices indicated above, a sale of all six modified newbuilding contracts will result in an estimated reduction of future cash obligations of approximately $120 million.

On December 19, 2014 we announced that we entered into an agreement to sell a Kamsarmax newbuilding dry bulk vessel for approximately $30.7 million. The vessel is currently being constructed at Tsuneishi Group (Zhoushan) Shipbuilding Inc., and has an expected delivery date in the third quarter of 2015.

As of September 30, 2014, we have paid a total of $863.3 million in initial installment payments due under our shipbuilding contracts for our Newbuilding Program, including $96.4 million associated with the Kamsarmax we have agreed to sell and the six Capesize vessels for which we have reached agreements with the shipyards to convert to LR2 product carriers. We plan to finance the remaining contractual commitments of $2,175.5 million, which amount includes the remaining commitments of $279.5 million on the Kamsarmax vessel we have agreed to sell and the six Capesize vessels for which we have reached agreements with the shipyards to convert to LR2 product carriers, with cash on hand, cash flows from operations, borrowings under committed and proposed new secured credit facilities, potential sales of vessels under construction, and subject to favorable market conditions in the future, from the net proceeds of public or private debt or equity offerings that can be obtained on terms attractive to us.

Our Co-Founder, Chairman and Chief Executive Officer, Mr. Emanuele Lauro, is a member of the Lolli-Ghetti family, which in 2009 founded Scorpio Tankers, a large international shipping company engaged in seaborne transportation of refined petroleum products. As of December 30, 2014, it owned or had contracted for the construction of approximately 75 tanker vessels. Mr. Lauro is currently its Chairman and Chief Executive Officer. The Lolli-Ghetti family also owns and controls the Scorpio Group, which includes Scorpio Ship Management S.A.M., or SSM, which provides us with vessel technical management services, Scorpio Commercial Management S.A.M., or SCM, which provides us with vessel commercial management services, and Scorpio Services Holding Limited, or SSH, which provides us and other related entities with administrative services and services related to the acquisition of vessels. Our Co-Founder, President and Director, Mr. Robert Bugbee is also the President and a Director of Scorpio Tankers, has a senior management position at the Scorpio Group, and was formerly the President and Chief Operating Officer of OMI Corporation, or OMI, which was a publicly traded shipping company. SSM and SCM also provide technical and commercial management services to Scorpio Tankers as well as unaffiliated vessel owners.

Our Relationship with the Scorpio Group

Our primary objective is to profitably grow our business and increase shareholder value by focusing on latest generation drybulk carriers. We intend to leverage the relationships, expertise and reputation of the Scorpio Tankers and the Scorpio Group (described below) to manage, service and employ our fleet and to identify opportunities to expand our fleet through newbuildings and selective acquisitions.

We believe that one of our principal strengths is our relationship with Scorpio Tankers and the Scorpio Group of companies. Our vessel operations are managed under the supervision of our board of directors, by our management team and by companies that are members of the Scorpio Group. We expect that our relationship with Scorpio Tankers and the Scorpio Group of companies will give us access to their relationships with major international charterers, lenders and shipbuilders. We will have access to Scorpio Group’s customer and supplier relationships and their technical, commercial and managerial expertise, which we believe will allow us to compete more effectively and operate our vessels on a cost efficient basis. The Scorpio Group, through SSH, beneficially owns approximately 1.0% of our common shares, excluding the common shares to be issued pursuant to the Administrative Services Agreement.

In addition to our relationship with Scorpio Tankers, we believe there are opportunities for us to benefit from operational, charterer and shipyard-based synergies due to our broader shared relationship with the Scorpio Group which includes:

•	SSM, which provides vessel technical management services for approximately 40 vessels owned by third-parties, including Scorpio Tankers, and provides us with the same services for all of our vessels.

•	SCM, which provides vessel commercial management services for approximately 100 vessels owned by third-parties, including Scorpio Tankers, and provides us with the same services for all of our vessels. SCM manages approximately 75 vessels (excluding the vessels in our fleet) through the spot market-oriented Scorpio Group Pools, which currently include the Scorpio LR2 Pool, the Scorpio Panamax Tanker Pool, the Scorpio MR Pool, Scorpio Handymax Tanker Pool, the Scorpio Ultramax Pool, Scorpio Kamsarmax Pool and the Scorpio Capesize Pool.

•	SSH, which provides us and related entities with administrative services and services related to the acquisition of vessels.

We can provide no assurance, however, that we will realize any benefits from our relationship with Scorpio Tankers or the Scorpio Group.

As described above, Emanuele Lauro, our Co-Founder, Chairman and Chief Executive Officer, is a member of the Lolli-Ghetti family which owns and controls SCM, our commercial manager, and SSM, our technical manager. These relationships, and other relationships between certain of our executive officers and members of the Scorpio Group, may create certain conflicts of interest between us, on the one hand, and other members of the Scorpio Group, including our commercial and technical manager, on the other hand. For example, our Chief Executive Officer, President, and Chief Operating Officer each participate in business activities not associated with us, including serving as members of the management team of Scorpio Tankers, and are not required to work fulltime on our affairs. We expect that each of our executive officers devote a substantial portion of his business time to the completion of our Newbuilding Program and management of the Company. Additionally, our executive officers named above serve in similar positions in the Scorpio Group. This may create conflicts of interest in matters involving or affecting us and our customers, including in the chartering, purchase, sale and operation of the vessels in our fleet versus vessels managed by other members of the Scorpio Group. As result of these conflicts, it is not certain that these conflicts of interest will be resolved in our favor, and other members of the Scorpio Group, who have limited contractual duties, may favor their own or other owners’ interest over our interests.

Implications of Being an Emerging Growth Company

We had less than $1.0 billion in revenue during our last fiscal year, which means that we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	the ability to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in the registration statement for our initial public offering;

•	exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal controls over financial reporting;

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and

•	exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to our auditor’s report in which the auditor would be required to provide additional information about the audit and our financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.0 billion in “total annual gross revenues” during our most recently completed fiscal year, if we become a “large accelerated filer” with market capitalization of more than $700.0 million, or as of any date on which we have issued more than $1.0 billion in non-convertible debt over the three year period to such date. For as long as we qualify as an emerging growth company and take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies. We are choosing to “opt out” of the extended transition period relating to the exemption from new or revised financial accounting standards and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Corporate Structure

Scorpio Bulkers Inc. was incorporated in the Republic of the Marshall Islands on March 20, 2013. Our principal executive offices are located at 9, Boulevard Charles III, MC 98000 Monaco. Our telephone number at that address is (011) 377 9798 5716. We expect to own our vessels through separate wholly-owned subsidiaries that will be incorporated in the Republic of the Marshall Islands, the Republic of Malta or other jurisdictions generally acceptable to lenders in the shipping industry. Our website is www.scorpiobulkers.com. The information contained in or connected to our website is not part of this prospectus.

The following diagram depicts our simplified organizational structure:

The Securities We or the Selling Shareholders May Offer

We may use this prospectus to offer up to $500,000,000 of our:

•	common shares,

•	preferred shares,

•	debt securities,

•	warrants,

•	purchase contracts, and

•	units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

In addition, the selling shareholders to be named in a prospectus supplement may sell in one or more offerings pursuant to this registration statement up to 83,348,978 of our common shares that were previously acquired in our November 2014 Private Placement, other private transactions, or in open market transactions. We will not receive any of the proceeds from the sale of our common shares by the selling shareholders.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included in this prospectus, the risk factors and all of the other information included in any prospectus supplement and the documents that have been incorporated by reference in this prospectus and any prospectus supplement, including those in “Item 3—Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on April 2, 2014, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Matters discussed in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views with respect to future events and financial performance. The words “believe,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to important factors and matters discussed elsewhere in this prospectus, and in the documents incorporated by reference in this prospectus, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	the strength of world economies;

•	fluctuations in interest rates;

•	general drybulk market conditions, including fluctuations in charter hire rates and vessel values;

•	changes in demand in the drybulk shipping industry, including the market for our vessels;

•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents or political events;

•	the availability of financing and refinancing;

•	vessel breakdowns and instances of off-hire;

•	other important factors described in “Risk Factors” beginning on page 6; and

•	other important factors described from time to time in the reports we file with the Commission and the New York Stock Exchange.

We caution readers of this prospectus and any prospectus supplement not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. These forward looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the nine months ended September 30, 2014, and for the period from March 20, 2013 (date of inception) to December 31, 2013.

	Nine Months Ended September 30, 2014	Period from March 20, 2013 (date of inception) to December 31, 2013
(Dollars in Thousands)
Earnings:
Net loss	$(44,567)	$(6,307)
Plus: Fixed charges (calculated below)	16,489	—

Earnings Available to Cover Fixed Charges	$(28,078)	$(6,307)

Fixed charges:
Interest component of rent (1)	$16,489	$—

Fixed charges	$16,489	$—

Ratio of earnings to fixed charges	*	*

(1)	Represents one-third of charterhire expense, which is the proportion deemed representative of the interest factor.
*	For the nine months ended September 30, 2014 and for the period from March 20, 2013 (date of inception) to December 31, 2013, earnings were inadequate to cover fixed charges by $44,567 and $6,307, respectively.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we may use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, repayment of indebtedness, working capital, to make vessel or other acquisitions or for general corporate purposes or combination thereof.

We will not receive any proceeds from any sales of our securities by the selling shareholders.

CAPITALIZATION

A prospectus supplement or report on Form 6-K incorporated by reference into the Registration Statement of which this prospectus is a part will include information relating to our capitalization.

PRICE RANGE OF COMMON STOCK

Our common shares have traded on the New York Stock Exchange since December 12, 2013 under the symbol “SALT.” In addition, during the period from July 3, 2013 through July 31, 2014, our common shares traded on the Norwegian OTC under the symbol “SALT.” The following table sets forth the high and low prices for our common shares for the periods indicated, as reported by the New York Stock Exchange and the Norwegian OTC, respectively. On December 30, 2014, the exchange rate between the Norwegian Kroner and the U.S. dollar was NOK7.4297 to one U.S. dollar, based on the Bloomberg Composite Rate in effect on that date.

	NYSE				Norwegian OTC List
	High (US$)		Low (US$)		High (US$)		Low (US$)
For the Fiscal Year Ended:
December 31, 2014	10.73		1.76		10.21	**	9.57	**
December 31, 2013	10.18	*	9.04	*	10.05		7.95

	NYSE				Norwegian OTC List
	High (US$)		Low (US$)		High (US$)		Low (US$)
For the Quarter Ended:
December 31, 2014	6.08		1.76		—		—
September 30, 2014	9.09		5.75			***		***
June 30, 2014	10.33		8.30			***		***
March 31, 2014	10.73		9.09		10.21		9.57
December 31, 2013	10.18	*	9.04	*	10.05		7.95

	NYSE				Norwegian OTC List
	High (US$)		Low (US$)		High (US$)		Low (US$)
For the Month:
December 2014	3.29		1.76		—		—
November 2014	4.95		3.27		—		—
October 2014	6.08		4.00		—		—
September 2014	8.26		5.75		—		—
August 2014	8.26		7.56		—		—
July 2014	9.09		7.59			***		***

*	Period for the NYSE begins on December 12, 2013.
**	Period for the Norwegian OTC List ends on July 31, 2014.
***	There were no reported trades on the Norwegian OTC List for the period indicated.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Marshall Islands as a corporation. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States. The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960, as our registered agent, can accept service of process on our behalf in any such action.

In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

PLAN OF DISTRIBUTION

We or the selling shareholders may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we or the selling shareholders may sell some or all of our securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	trading plans entered into by the selling shareholders pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans.

In addition, we or the selling shareholders may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or the selling shareholders may enter into hedging transactions with respect to our securities. For example, we or the selling shareholders may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us or the selling shareholders to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We or the selling shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or the selling shareholders or borrowed from us, the selling shareholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the selling shareholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or the selling shareholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The selling shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the selling shareholders that participate with us or the selling shareholders in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. As a result, we have informed the selling shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling shareholders in the market. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Furthermore, we, our executive officers, our directors and the selling shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements, securities exercised and/or sold pursuant to trading plans entered into by the selling shareholders pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold by us under this Registration Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common shares for (i) owners of more than five percent of our common shares and (ii) our directors and officers, of which we are aware as of the date of this prospectus.

Name	No. of Shares	% Owned (1)
Monarch Alternative Capital LP (2)(8)	25,270,600	14.0%
Galahad Securities Limited	20,878,167	11.6%
Avenue Capital Management II, L.P. (3)(8)	14,161,040	7.9%
Avenue Europe International Management, L.P. (3)(8)	2,372,887	1.3%
York Capital Management Global Advisors, LLC (4)(8)	10,659,000	5.9%
BlueMountain Capital Management LLC (5)(8)	9,924,606	5.5%
Blue Mountain Credit Alternatives Master Fund L.P. (8)	7,124,536	4.0%
Scorpio Services Holding Limited	5,493,893	3.0%
Directors and executive officers as a group (7)	5,074,675	2.8%

(1)	Calculated based on 180,299,695 common shares outstanding as of December 31, 2014.
(2)	This information is derived from Schedule 13G/A filed with the SEC on December 24, 2014.
(3)	This information is derived from Schedule 13G/A filed with the SEC on November 25, 2014. Each of Avenue Capital Management II, L.P. and Avenue Europe International Management, L.P. is an investment advisor to, and holds such common shares for the benefit of, various funds.
(4)	This information is derived from Schedule 13G filed with the SEC on February 14, 2014.
(5)	This information is derived from Schedule 13G filed with the SEC on September 12, 2014.
(6)	This information is derived from Schedule 13G filed with the SEC on October 17, 2014.
(7)	Emanuele Lauro, our Director and Chief Executive Officer, Robert Bugbee, our Director and President, and Cameron Mackey, our Chief Operating Officer, own 10%, 10% and 7% of Scorpio Services Holdings Limited, respectively.
(8)	Includes common shares held by funds managed thereby.

SELLING SHAREHOLDERS

The selling shareholders, who will be named in a prospectus supplement, may offer and sell from time to time pursuant to this registration statement, an aggregate of up to 83,348,978 of our common shares that were previously acquired in our November 2014 Private Placement, other private transactions, or in open market transactions. We will not receive any of the proceeds from the sale of our common shares by the selling shareholders.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated articles of incorporation and amended and restated bylaws. Copies of our amended and restated articles of incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus forms a part.

Purpose

Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capital Stock

Under our amended and restated articles of incorporation our authorized capital stock consists of 450,000,000 common shares, par value $0.01 per share, of which 180,299,695 common shares were issued and outstanding as of the date of this prospectus, and 50,000,000 preferred shares, par value $0.01 per share, of which no shares are issued and outstanding.

Share History

On March 20, 2013, we issued 1,500 common shares to SSH in connection with our initial capitalization.

Between July 1, 2013 and July 16, 2013, we issued and sold 31,250,000 common shares (including 1,500 common shares issued in connection with our formation), par value $0.01 per share, for net proceeds of $242.8 million; on September 24, 2013, we issued and sold an additional 33,400,000 common shares for net proceeds of $290.2 million; and on October 31, 2013, we issued and sold an additional 32,590,411 common shares for net proceeds of $291.0 million. These common shares were initially sold in offshore transactions to non-U.S. persons pursuant to Regulation S under the Securities Act and in the United States to “qualified institutional buyers” as defined in, and in reliance on Rule 144A of the Securities Act. We refer to these three equity private placements collectively as the “Norwegian Private Placements.”

In December 2013, we completed our underwritten initial public offering of 31,300,000 common shares at $9.75 per share, and in January 2014, the underwriters in the initial public offering exercised their option to purchase an additional 4,695,000 common shares. In February 2014, we completed our offer to exchange unregistered common shares that were previously issued in the Norwegian Private Placements (other than the common shares owned by affiliates of us) for common shares that were registered under the Securities Act, which we refer to as the Exchange Offer. Upon completion of the Exchange Offer, holders of 95,766,779 unregistered common shares validly tendered their shares in exchange for such registered common shares, representing a participation rate of 99.7%.

During the third quarter of 2014, we issued an aggregate of 52,394 common shares to SSH pursuant to the Administrative Services Agreement in connection with the delivery of two vessels to us.

On November 20, 2014, we issued and sold an aggregate of 40,000,000 common shares to SSH, certain of our executive officers, and certain institutional investors in a private offering.

Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.

Preferred Shares

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

Directors

Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

Our amended and restated bylaws require our board of directors to consist of at least one member. Upon the completion of this offering, our board of directors will consist of five members. Our amended and restated bylaws may be amended by the vote of a majority of our entire board of directors.

Directors are elected annually on a staggered basis, and each shall serve for a three year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Shareholder Meetings

Under our amended and restated bylaws, annual meetings of shareholders will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called at any time by a majority of our board of directors, the chairman of our board of directors, an officer of the Company who is also a director or a majority of the shares then outstanding and eligible to vote. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. One or more shareholders representing at least one-third of the total voting rights of our total issued and outstanding shares present in person or by proxy at a shareholder meeting shall constitute a quorum for the purposes of the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation and the sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the common shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of The Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated articles of incorporation and bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorney’s fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and this insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Bylaws

Several provisions of our amended and restated articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank check preferred stock

Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 50,000,000 shares of blank check preferred stock. Our board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control of us or the removal of our management and might harm the market price of our common shares. We have no current plans to issue any preferred shares.

Election and removal of directors

Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may be removed for cause upon the affirmative vote of not less than two-thirds of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited actions by shareholders

Our amended and restated articles of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated articles of incorporation and our amended and restated bylaws provide that, unless otherwise prescribed by law, only a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder will be prevented from calling a special meeting for shareholder consideration of a proposal unless scheduled by our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Advance notice requirements for shareholder proposals and director nominations

Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one year anniversary of the immediately preceding annual meeting of shareholders. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Classified board of directors

As described above, our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms beginning on the expiration of the initial term for each class. Accordingly, approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Business combinations

Although the BCA does not contain specific provisions regarding “business combinations” between companies organized under the laws of the Marshall Islands and “interested shareholders,” we have included these provisions in our amended and restated articles of incorporation. Specifically, our amended and restated articles of incorporation prohibit us from engaging in a “business combination” with certain persons for three years following the date the person becomes an interested shareholder. Interested shareholders generally include:

•	any person who is the beneficial owner of 15% or more of our outstanding voting shares; or

•	any person who is our affiliate or associate and who held 15% or more of our outstanding voting shares at any time within three years before the date on which the person’s status as an interested shareholder is determined, and the affiliates and associates of such person.

Subject to certain exceptions, a business combination includes, among other things:

•	certain mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets, determined on a combined basis, or the aggregate value of all of our outstanding shares;

•	certain transactions that result in the issuance or transfer by us of any shares of ours to the interested shareholder;

•	any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of stock, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and

•	any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

These provisions of our amended and restated articles of incorporation do not apply to a business combination if:

•	before a person became an interested shareholder, our board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;

•	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting shares outstanding at the time the transaction commenced, other than certain excluded shares;

•	at or following the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of our outstanding voting shares that is not owned by the interest shareholder;

•	the shareholder was or became an interested shareholder prior to the closing of this offering;

•	a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

•	the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under our amended and restated articles of incorporation which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the board; and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

The proposed transactions referred to in the preceding sentence are limited to:

•	a merger or consolidation of us (except for a merger in respect of which, pursuant to the BCA, no vote of our shareholders is required);

•	a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly-owned subsidiary or to us) having an aggregate market value equal to 50% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

•	a proposed tender or exchange offer for 50% or more of our outstanding voting shares.

Registration Rights

We have agreed to register for resale up to 10,863,500 of our common shares purchased in one of the Norwegian Private Placements within 30 days of the request of the holder made at any time after the earlier of the closing of our initial public offering or the commencement of our Exchange Offer.

We have also entered into a registration rights agreement with the purchasers in the November 2014 Private Placement, pursuant to which we have agreed to register for resale 40,000,000 of our common shares purchased in our November 2014 Private Placement, plus the common shares held by the purchasers in that offering as of the date of the registration rights agreement. The common shares to be registered for the selling shareholders under the registration statement of which this prospectus forms a part are being registered pursuant to the registration rights agreement.

Transfer Agent

The registrar and transfer agent for our common shares is Computershare Inc.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement, or as an exhibit to an Exchange Act report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank in parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsecured debt except subordinated debt.

Senior debt means:

•	the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

(1) changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2) reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3) reduces the principal or changes the maturity of any security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation;

(4) waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5) makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6) makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7) waives a redemption payment with respect to any security or change any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent. Other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the IRS a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the U.S Securities and Exchange Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries – either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the U.S. Securities and Exchange Commission.

The 2014 DTCC Board of Directors is composed of 19 directors serving one-year terms. Thirteen directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions; of these, two directors are designated by DTCC’s preferred shareholders, which are NYSE Euronext and FINRA. Three directors are from non-participants. The remaining three are the chairman, chief executive officer and president, and chief operating officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our debt or equity securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the number and type of our securities purchasable upon exercise of such warrants;

•	the price at which our securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each stockholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the indenture.

The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$76,502
FINRA fees		$101,450
Legal fees and expenses	$		*
Accounting fees and expenses	$		*
NYSE Supplemental Listing Fee	$		*
Miscellaneous	$		*

Total	$		*

*	To be provided by a prospectus supplement or as an exhibit to a Current Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the period from March 20, 2013 (date of inception) to December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDUSTRY AND MARKET DATA

The industry-related discussions contained in the section “Item 4. Information on the Company—B. Business Overview—Industry Market Conditions” of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013, which is incorporated herein by reference, have been reviewed by SSY Consultancy & Research Ltd., or SSY, which has confirmed to us that it believes such discussions accurately describe the international drybulk shipping market as of the date thereof.

The statistical and graphical information incorporated by reference into this prospectus has been compiled by SSY from its database and other industry sources. SSY compiles and publishes data for the benefit of its clients. In connection therewith, SSY has advised that (i) certain information in SSY’s database is derived from estimates or subjective judgments, (ii) the information in the databases of other maritime data collection agencies may differ from the information in SSY’s database and (iii) while SSY has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.scorpiobulkers.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We hereby incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act.

•	Our Report on Form 6-K filed with the Commission on January 2, 2015, which contains our Management’s Discussion and Analysis of Financial Condition and Results of Operations and the unaudited interim condensed consolidated financial statements and related notes thereto as of and for the nine months ended September 30, 2014;

•	Our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Commission on April 2, 2014, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed; and

•	Form 8-A12B, filed with the Commission on December 10, 2013, registering our common stock, par value $0.01 per share, under Section 12(b) of the Exchange Act, and any amendment filed thereto.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Scorpio Bulkers Inc.

9, Boulevard Charles III

MC 98000 Monaco

(011) 377 9798 5716

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Scorpio Bulkers Inc.

83,155,862 Common Shares

PROSPECTUS SUPPLEMENT